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                                                                    EXHIBIT 21.1

              Subsidiary List pursuant to Regulation S-K Item 601

     All of the following entities are corporations organized in the state of Delaware. The names of the entities are:

                         Autobytel Services Corporation
                         Autobytel Insurance Services, Inc.
                         Autobytel Acceptance Corporation
                         Autobytel.ca, Inc.
                         Kre8.net, Inc.
                         AutoVisions Communications, Inc.
                         Auto-By-Tel International LLC